Exhibit 99.2

FOR IMMEDIATE RELEASE

Norwegian Radiation Protection Authority Grants Regulatory Approval for Planned Irradiation
of Lightbridge Metallic Fuel at the Halden Research Reactor

RESTON, Virginia – January 12, 2016 – Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear energy company, announced today that the Institute for Energy Technology (IFE), which operates the Halden Research Reactor in Norway, had received formal regulatory approval from the Norwegian Radiation Protection Authority (NRPA) for all planned irradiation of Lightbridge metallic fuel at the Halden Research Reactor in Norway, which is expected to begin in 2017.

This regulatory approval follows a safety report previously submitted by IFE to the NRPA relating to irradiation testing of Lightbridge-designed metallic fuel samples, as well as the recently announced export license approval by the Norwegian Ministry of Foreign Affairs.

The NRPA noted the safety advantages of Lightbridge metallic fuel, including much better thermal conductivity than oxide fuel, which contributes to significantly lower centerline temperatures in the fuel as compared to oxide fuel, and reduced likelihood for a release of fission products should a cladding breach occur.

Seth Grae, CEO of Lightbridge Corporation, commented, “This milestone marks the final regulatory approval in Norway required to begin testing of our advanced metallic fuel under commercial reactor operating conditions in the Halden research reactor in 2017. With all regulatory approvals in place in Norway, we are confident that we will continue to remain on schedule to begin demonstration of our advanced metallic nuclear fuel in the Halden research reactor under commercial power reactor operating conditions. We will then conduct post irradiation examination and have independent confirmation of the results. This data will be shared with utilities and our fuel fabrication partner(s) to support license applications with the US Nuclear Regulatory Commission (NRC) and/or nuclear regulators in other countries for use of the Lightbridge-designed metallic fuel in commercial reactors.”

Mr. Grae continued, “Our fuel is uniquely designed to achieve power uprates while improving power plant economics and increasing the safety margins, helping to decarbonize energy supplies. Upon commercial deployment of our fuel by nuclear utilities around the world, we are confident in our ability to generate annually hundreds of millions of dollars in high margin licensing fees, which will translate into significant value for shareholders.”

About Lightbridge Corporation

Lightbridge is a nuclear energy company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future nuclear reactor systems. Lightbridge's breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way to a sustainable energy future. The Company also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering its services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company's entry into agreements with nuclear fuel manufacturers and the timing thereof, the potential impact of the U.S. Clean Power Plan and similar regulations, the Company's anticipated financial resources and position, the Company's product and service offerings, and the expected market for the Company's product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; and the Company's ability to manage its business effectively in a rapidly evolving market, as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

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Lightbridge Media and Investor Contact:
David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel. +1 855-379-9900
Ltbr@crescendo-ir.com